Exhibit 99.1

Corillian Reports Fourth Quarter and Year-end 2003 Results
Revenues grew 18 percent year over year, generating $0.14 EPS

PORTLAND, Ore. – February 3, 2004 – Corillian Corp. (NASDAQ: CORI), the top provider of online banking solutions to leading financial institutions, today reported financial results for the fourth quarter and year ended December 31, 2003.

Revenues for 2003 were $46.1 million, compared to $39.1 million for 2002, an increase of 18 percent. Net income for 2003 was $5.1 million, resulting in basic and diluted earnings per share of $0.14. This compares to a net loss of ($17.3 million) in 2002, resulting in a basic and diluted net loss per share of ($0.49). Adjusted EBITDA for 2003 was $10.1 million, compared to an adjusted EBITDA loss of ($6.3 million) in 2002. An explanation of Corillian’s practice of reporting adjusted EBITDA results is described below.

Revenues for the fourth quarter were $12.2 million, compared to $10.1 million for the fourth quarter of 2002, a growth of over 21 percent. Net income for the quarter was $2.1 million, resulting in basic earnings per share of $0.06 and diluted earnings per share of $0.05, compared to a net loss for the comparable prior year period of ($1.5 million), which resulted in a basic and diluted net loss per share of ($0.04) for the fourth quarter of 2002. Adjusted EBITDA for the quarter was $3.2 million, compared to adjusted EBITDA of approximately $300,000 for the comparable prior year period.

Cash and investment balances at the end of the fourth quarter were $26.8 million, compared to $17.6 million at the end of 2002, an increase of over 50 percent.

“2003 was a record-setting year for Corillian, as we achieved profitability, increased earnings and cash and experienced tremendous end-user growth within our customer base,” said Alex Hart, president and CEO of Corillian Corporation. “The broad adoption of online financial services is just beginning, and Corillian is well-positioned to provide the functionality, scalability, security and performance that financial institutions need to lead the revolution.”

2003 Highlights

•	End user adoption for Corillian customers continued to grow during 2003, with an increase of over 50 percent from 9.1 million end users at the end of 2002 to 14.0 million at the end of 2003.

•	The increasing adoption of Corillian Voyager 3.0 continued with 14 customers migrating to the industry-leading platform during 2003, bringing the total to 16 customers on the 3.0 platform.

•	Four customers went live on Corillian Small Business Banking during 2003: a top 10 bank, NetBank, Sterling Financial and Bank of Stockton.

•	Corillian increased its market share within the top 50 U.S. banks with the signing of Charter One Bank. Charter One is widely recognized as one of the most innovative and forward-thinking financial institutions in its use of the online channel.

•	Corillian strengthened its management team with the appointments of a new chief financial officer, senior vice president of sales and vice president of marketing.

•	Corillian signed strategic partnership agreements with NCR, CashEdge, Centerpost and HipBone.

Financial Outlook

Based on its current backlog, anticipated project schedules and sales pipeline, Corillian anticipates that first quarter 2004 revenues will be in the range of $11.0 to $12.0 million. Based on these revenue expectations and currently anticipated expenses, Corillian anticipates that EPS will be in the range of $0.02 to $0.05 per share for the first quarter of 2004.

Adjusted EBITDA Results

Adjusted EBITDA results exclude interest, taxes, depreciation, amortization, litigation settlement charges, restructuring and impairment charges, losses on equity investments and other income (expense), net, and are provided by Corillian as a complement to reported net income (loss), which is provided using accounting principles generally accepted in the United States of America (or GAAP). Corillian believes that adjusted EBITDA is a useful metric for Corillian and its investors because it excludes certain items that relate to non-operating activities and non-cash items and because other companies in its industry provide a similar metric. A table detailing the differences between Corillian’s reported net income (loss) under GAAP and adjusted EBITDA is included in the consolidated statements of operations below.

Corillian will hold a conference call at 5:00 p.m. EST on February 3, 2004 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is the top provider of online banking solutions to leading financial institutions. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Corillian’s solutions are unmatched in reliability and performance and successfully scale at some of the world’s largest financial institutions. Corillian’s proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended September 30, 2003.

For more information contact:

Steve Shaw | Corp. Communications Manager | Corillian Corporation | e-mail: sshaw@corillian.com | Phone: (503) 629-3770

Paul Wilde | Chief Financial Officer | Corillian Corporation | e-mail: pwilde@corillian.com | Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended

	December 31,	December 31,
	2003	2002

Revenues	$12,216	$10,059
Cost of revenues	5,413	4,951

Gross profit	6,803	5,108

Operating expenses:
Sales and marketing	1,651	2,432
Research and development	1,201	1,695
General and administrative	1,567	2,042
Amortization of deferred stock-based compensation	—	140

Total operating expenses	4,419	6,309

Income (loss) from operations	2,384	(1,201)
Other income (expense), net	(236)	(264)

Income (loss) before income taxes	2,148	(1,465)
Income taxes	24	—

Net income (loss)	$2,124	$(1,465)

Basic net income (loss) per share	$0.06	$(0.04)
Diluted net income (loss) per share	$0.05	$(0.04)
Shares used in computing basic net income (loss) per share	36,728	35,996
Shares used in computing diluted net income (loss) per share	40,278	35,996

Net income (loss) per GAAP	$2,124	$(1,465)
Amortization of deferred stock-based compensation	—	140
Equity in losses of Synoran (formerly e-Banc LLC)	248	173
Other (income) expense, net (excluding equity in losses of Synoran)	(12)	91
Income taxes	24	—
Depreciation and amortization	783	1,361

Adjusted EBITDA	$3,167	$300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Year Ended

	December 31,	December 31,
	2003	2002

Revenues	$46,132	$39,141
Cost of revenues	20,501	20,422

Gross profit	25,631	18,719

Operating expenses:
Sales and marketing	6,422	11,720
Research and development	5,968	7,733
General and administrative	6,810	11,029
Amortization of deferred stock-based compensation	35	885
Litigation settlement charges	—	2,580
Restructuring and impairment charges	—	682

Total operating expenses	19,235	34,629

Income (loss) from operations	6,396	(15,910)
Other income (expense), net	(1,146)	(1,347)

Income (loss) before income taxes	5,250	(17,257)
Income taxes	124	—

Net income (loss)	$5,126	$(17,257)

Basic net income (loss) per share	$0.14	$(0.49)
Diluted net income (loss) per share	$0.14	$(0.49)
Shares used in computing basic net income (loss) per share	36,431	35,477
Shares used in computing diluted net income (loss) per share	37,813	35,477

Net income (loss) per GAAP	$5,126	$(17,257)
Amortization of deferred stock-based compensation	35	885
Litigation settlement charges	—	2,580
Restructuring and impairment charges	—	682
Equity in losses of Synoran (formerly e-Banc LLC)	1,133	916
Other (income) expense, net (excluding equity in losses of Synoran)	13	431
Income taxes	124	—
Depreciation and amortization	3,715	5,431

Adjusted EBITDA	$10,146	$(6,332)

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and investments	$26,844	$17,631
Restricted cash	—	1,003
Accounts receivable, net	6,103	3,987
Revenue in excess of billing	1,258	1,542
Other current assets	1,545	3,276

Total current assets	35,750	27,439
Property and equipment, net	5,765	8,376
Other assets	1,303	1,664

Total assets	$42,818	$37,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,276	$3,868
Deferred revenue	15,560	13,981
Current portion of long-term debt and capital lease obligations	1,529	2,245
Other current liabilities	968	1,421

Total current liabilities	21,333	21,515
Long-term debt and capital lease obligations, less current portion	1,075	1,600
Other long-term liabilities	856	1,243

Total liabilities	23,264	24,358

Shareholders’ equity:
Common stock	127,414	126,141
Deferred stock-based compensation	—	(35)
Unrealized translation gain	48	49
Accumulated deficit	(107,908)	(113,034)

Total shareholders’ equity	19,554	13,121

Total liabilities and shareholders’ equity	$42,818	$37,479

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

	December 31, 2003	December 31, 2002

Revenue backlog(1)	$37.2 million	$38.1 million
Live end users	14.0 million	9.1 million
Estimated DDA penetration rate (2)	18%	14%
Headcount	227	246

Full year 2003 license revenues were $17.0 million, or 37% of total revenue, as compared to $10.5 million, or 27% of total revenue, in 2002. License block sales in 2003 were $6.1 million, as compared to $4.3 million in 2002. Fourth quarter 2003 license revenues were $4.9 million, or 40% of total revenue, as compared to fourth quarter 2002 license revenues of $2.3 million, or 23% of total revenue. License block sales in the fourth quarter of 2003 were $1.9 million, as compared to approximately $736,000 in license block sales in the fourth quarter of 2002.

Corillian generated $11.3 million in cash from operations during 2003 and $3.1 million during the fourth quarter of 2003.

During 2003, certain Corillian research and development personnel provided services for Corillian’s customers, which resulted in the reclassification of research and development expense related to these personnel to cost of revenues. Such costs amounted to $1.1 million during the full year 2003 and approximately $428,000 during the fourth quarter of 2003. No such costs were incurred during 2002.

Corillian anticipates that its first quarter earnings per share will be negatively impacted by its equity in the losses of Synoran (formerly e-Banc LLC) of at least $0.01 per share on a fully diluted basis.

(1)  Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables, and Corillian’s customers’ satisfying their contractual obligations. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

(2)  Estimated DDA penetration rate does not include credit-card and users.